                                                                    EXHIBIT 99.1
[LOGO]

                                    For Immediate Release
---------------------------------------------------------
Media Contact:                   Investor Contact:
Kellee Johnson                   Greg Powell
(303) 874-2838                   (303) 874-2945
kellee.johnson@firstworld.com    greg.powell@firstworld.com

               FIRSTWORLD COMMUNICATIONS CHANGES NAME TO VERADO
               ------------------------------------------------
        New Corporate Identity Highlights Business Strategy Focused on
                     Advanced Web and Application Hosting

DENVER, Colo., (February 8, 2001) - FirstWorld Communications, Inc. (NASDAQ:
FWIS), a provider of data center and advanced managed hosting solutions for businesses, announced today that the Company has changed its name to Verado Holdings, Inc. The new name was derived from combining the Latin root "veritas" meaning truth, with the company's Colorado and Western heritage.

FirstWorld's stock symbol will change to "VRDO" on the NASDAQ national market, effective with the market opening on Monday, February 12, the same day FirstWorld begins doing business as Verado. The company plans to complete the transition to its new name by February 26, 2001.

The name change and new corporate identity follow the recent announcements of the Company's new executive leadership team; its launch of advanced managed services in its nine nationwide data centers; and the Company's 2001 financial guidance that estimates revenue in the range of $25-$28 million, compared to approximately $8 million in 2000.

Today in a videoconference call to the Company's 350 nationwide data center employees, CEO and president Tom McGrath unveiled the new name and identity. McGrath commented, "This day marks a new beginning for our company. We have truly evolved into a new Company and our new name, Verado, will further distinguish us in the market. Verado is a unique name in our industry. It will take on the meaning we give to it. We will strive for Verado to become synonymous with a concierge level of customer service, and secure, state-of-the-art outsourcing solutions that accelerate our customers' business models by providing them greater speed to market. They can concentrate on their core competencies, and let us do the rest."

The outsourcing of information services to data center solution providers is gaining popularity for several reasons. According to a May 2000 Forrester Research survey on why companies outsource, 45 percent of those surveyed outsource their Web presence because of cost savings. Thirty-six percent said they outsource because they lack the internal IT expertise. Morgan Stanley estimates worldwide hosting to reach nearly $75 billion by 2005.

"We have the potential to set new standards with our level of customer service, our recently launched advanced managed services platform and an exclusive name like Verado. As businesses of all sizes choose to outsource, we will strive to earn a substantial percentage of marketshare and successfully build the Verado brand," explained Tad Walden, Verado's vice president of marketing.

Verado currently operates nine data centers in Glendale, San Diego, Santa Clara, and Irvine, CA.; Denver; Salt Lake City; Portland; Houston; and Dallas, with approximately 250,000 gross square feet.

About Verado
-------------
Verado Holdings, Inc., headquartered in Denver, Colo., is a provider of outsourced data center, Web and application hosting, and advanced managed services solutions for businesses. Verado operates nine state-of-the-art data centers that host, monitor and maintain mission-critical Web sites, e-commerce platforms and business applications. For more information, visit Verado's Web site at www.verado.com.

Statements included in this press release which are not historical in nature are "forward-looking statements." For example, without limitation, projections regarding a successful transition to the name "Verado;" financial expectations; business opportunities and competitive market position; industry growth; and the successful launch, implementation, performance and sales of our services and products are forward looking. Actual events or results may differ materially and are subject to risks and uncertainties, including our ability to properly forecast operating results; changes in our marketplace and in our product and service technology; performance of our services and products; our ability to sell, grow and maintain demand for our services and products; the success and market share realized by us and our competitors; and challenges to the use of the name "Verado." There can be no assurance that we will be able to successfully realize our expectations, and the occurrence of one or more of these risks, or the failure to achieve one or more of these forward looking objectives, may cause the prevailing value of our publicly traded debt and equity securities to decrease. The company has no obligation to update forward-looking statements. Readers are encouraged to refer to the company's reports from time to time filed with the Securities and Exchange Commission for a further discussion of the company's business and risk factors that may affect operating and financial results and forward looking statements.



                                       2